EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

The following is a list of our subsidiaries as of December 31, 2005:

1.	Ambassadors Specialty Group, Inc.
2.	Ambassador Programs, Inc.
3.	Ambassadors Unlimited, LLC.